Exhibit 99.1

BioVie Inc. Announces Pricing of Registered Direct Offering and Concurrent Private Placement Priced At-the-Market Under Nasdaq Rules

Carson City, Nevada, October 21, 2024 -- BioVie Inc. (NASDAQ: BIVI), (“BioVie” or the “Company”), a clinical-stage company developing innovative drug therapies to treat chronic debilitating conditions including liver disease and neurological and neuro-degenerative disorders, today announced the pricing of a registered direct offering of 4,443,000 shares of its common stock priced at-the-market under Nasdaq rules at a price of $1.50 per share, resulting in total gross proceeds of $6,664,500, before deducting the placement agent's fees and offering expenses.

The Company also agreed to issue to the investors unregistered warrants to purchase up to 4,443,000 shares of common stock in a concurrent private placement. The warrants will have an exercise price of $1.37 per share of common stock, will be exercisable beginning six months from the date of issuance and will expire five years following the initial exercise date.

The Company intends to use the net proceeds from the offering primarily for working capital and general corporate purposes. All of the shares of common stock and associated warrants are being offered by the Company.

The registered direct offering and concurrent private placement are expected to close on or about October 22, 2024, subject to the satisfaction of customary closing conditions.

ThinkEquity is acting as sole placement agent for the offering.

The securities were offered and will be sold pursuant to a shelf registration statement on Form S-3 (File No. 333-274083), including a base prospectus, filed with the U.S. Securities and Exchange Commission (the “SEC”) on August 18, 2023 and declared effective on August 28, 2023. The offering will be made only by means of a written prospectus. A final prospectus supplement and accompanying prospectus describing the terms of the offering will be filed with the SEC and will be available on its website at www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to the offering may also be obtained, when available, from the offices of ThinkEquity, 17 State Street, 41st Floor, New York, New York 10004.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About BioVie Inc.

BioVie Inc. (NASDAQ: BIVI) is a clinical-stage company developing innovative drug therapies for the treatment of neurological and neurodegenerative disorders (Long COVID, Alzheimer's disease and Parkinson’s disease) and advanced liver disease. In neurodegenerative disease, the Company’s drug candidate bezisterim inhibits inflammatory activation of extracellular signal-regulated kinase and the transcription factor, Nuclear factor- kB, and the associated neuroinflammation and insulin resistance but not ERK and NFkB homeostatic functions (e.g., insulin signaling and neuron growth and survival). Both neuroinflammation and insulin resistance are drivers of AD and PD. Persistent systematic inflammation and neuroinflammation are key features in patients with neurological symptoms of Long COVID. In liver disease, the Company’s Orphan drug candidate BIV201 (continuous infusion terlipressin), with FDA Fast Track status, is being evaluated and discussed with guidance received from the FDA regarding the design of Phase 3 clinical testing of BIV201 for the reduction of further decompensation in participants with liver cirrhosis and ascites. The active agent is approved in the U.S. and in about 40 countries for related complications of advanced liver cirrhosis. For more information, visit www.bioviepharma.com.

Forward-Looking Statements

This press release contains forward-looking statements, which may be identified by words such as "expect," "look forward to," "anticipate" "intend," "plan," "believe," "seek," "estimate," "will," "project" or words of similar meaning. Although BioVie Inc. believes such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Actual results may vary materially from those expressed or implied by the statements herein due to the Company's ability to successfully raise sufficient capital on reasonable terms or at all, available cash on hand and contractual and statutory limitations that could impair our ability to pay future dividends, our ability to complete our pre-clinical or clinical studies and to obtain approval for our product candidates, our ability to successfully defend potential future litigation, changes in local or national economic conditions as well as various additional risks, many of which are now unknown and generally out of the Company's control, and which are detailed from time to time in reports filed by the Company with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. BioVie Inc. does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law.

For Investor Relations Inquiries:

Bruce Mackle

Managing Director, LifeSci Advisors, LLC

bmackle@lifesciadvisors.com

For Media Relations Inquiries:

Melyssa Weible

Managing Partner, Elixir Health Public Relations

mweible@elixirhealthpr.com